Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 26 March 2013, with respect to the consolidated balance sheets of First Colombia Gold Corp. (the “Company”) as at 31 December 2012 and 2011, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity (deficiency) for each of the years in the three-year period ended 31 December 2012 on Form 10-K of the Company dated 18 April 2014.
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/s/  James Stafford
Vancouver, Canada                                            James Stafford Chartered Accountants

18 April 2014